Exhibit 10.8

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

Second Amendment

Pursuant to Section 10 of The TJX Companies, Inc. Stock Incentive Plan (2013 Restatement) (the “Plan”), The TJX Companies, Inc. (the “Company”) by authorization of the Executive Compensation Committee of the Company’s Board of Directors hereby amends the Plan effective as of January 29, 2017 by replacing Section 13(d) of the Plan in its entirety with the following text:

“(d) Tax Withholding, etc. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for U.S. Federal or other income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes, or other legally or contractually required withholdings, from any payment of any kind otherwise due to the Participant. The Company may withhold or otherwise administer the Plan to comply with tax obligations under any applicable foreign laws.

The Committee may provide, in respect of any transfer of Stock under an Award, that if and to the extent withholding of any national, state or local tax is required in respect of such transfer or vesting, the Participant may elect, at such time and in such manner as the Committee shall prescribe, to (i) surrender to the Company Stock not then subject to restrictions under any Company plan or (ii) have the Company hold back from the transfer or vesting Stock having a value calculated to satisfy such withholding obligation. In no event shall Stock be surrendered under clause (i) or held back by the Company under clause (ii) in excess of the maximum withholding amount consistent with the Award’s being subject to equity accounting treatment under applicable accounting principles (including FASB ASC Topic 718 or any successor provision).

Except as otherwise expressly provided by the Committee in any case, all Awards under the Plan that are not exempt from the requirements of Section 409A of the Code shall be construed to comply with the requirements of Section 409A of the Code and any discretionary authority of the Committee or the Company with respect to an Award that is intended to be exempt from or in compliance with the requirements of Section 409A of the Code shall be exercised in a manner that is consistent with such intent. Notwithstanding the foregoing, neither the Company nor any Subsidiary, nor any officer, director or employee of the Company or any Subsidiary, nor the Board or the Committee or any member of either, shall be liable to the Participant or any beneficiary of a Participant by reason of any additional tax (whether or not under Section 409A of the Code), including any interest or penalty, or any other adverse tax or other consequence (A) resulting from any exercise of discretion or other action or failure to act by any of the Company, any Subsidiary, any such officer, director or employee, or the Board or the

Committee, including without limitation, any acceleration of vesting under Section 6(b), settlement of a Stock Option under Section 6(f) or acceleration, waiver or amendment of an Award under Section 7(c) or 8(f), or (B) by reason of the failure of an Award to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code, or for any cost or expense incurred in connection with any action by any taxing authority related to any of the foregoing.”